                                                                    EXHIBIT 4.1

Filing Fee - $50.00                                             DOMESTIC PROFIT
Dishonored Check - $15.00 Fee
 Plus Interest Charges

                                State of Hawaii
                   DEPARTMENT OF COMMERCE AND CONSUMER AFFAIRS
                         BUSINESS REGISTRATION DIVISION
                              1010 Richards Street
                 Mailing Address: P.O. Box 40, Honolulu, HI 96810

   STATEMENT OF ISSUANCE OF SHARES OF PREFERRED OR SPECIAL CLASSES IN SERIES
                    (SECTION 415-16, HAWAII REVISED STATUTES)

     The undersigned, duly authorized officers of the corporation submitting this Statement, certify as follows:

1.   The name of the corporation is:

     HAWAIIAN NATURAL WATER COMPANY, INC.
     --------------------------------------------------------------------------

2. A copy of the resolution establishing and designating the series, and fixing, and determining the relative rights and preferences of the new shares is attached.

3.   The resolution was adopted on:   March            1,           1999      .
                                   -------------------------------------------
                                     (Month           Day           Year)

4.   The resolution was adopted by the Board of Directors.

We certify under the penalties of Section 415-136, Hawaii Revised Statutes, that we have read the above statements, and that the same are true and correct.

Witness our hands this   1st   day of  March  , 1999 .
                       -------        --------  ------

Marcus Bender,                           Tate Robinson,
President                                Vice President
-------------------------------------    --------------------------------------
      (Type/Print Name & Title)                (Type/Print Name & Title)


/s/ MARCUS BENDER                        /s/ TATE ROBINSON
-------------------------------------    --------------------------------------
        (Signature of Officer)                   (Signature of Officer)


                       (SEE REVERSE SIDE FOR INSTRUCTIONS)

                            UNANIMOUS WRITTEN CONSENT
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                      HAWAIIAN NATURAL WATER COMPANY, INC.

                                  MARCH 1, 1999

         The undersigned, being all of the directors of Hawaiian Natural Water Company, Inc., a Hawaii corporation (the "Corporation"), do hereby consent to and adopt the following resolutions by unanimous written consent, without a meeting, pursuant to Section 415-44 of the Hawaii Business Corporation Act.

     RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by Article IV, Section 1 of the Corporation's Articles of Incorporation, as amended (the "Articles of Incorporation"), a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock"), to consist of 1,250 shares, par value $1.00 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be as set forth below:

     1. NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK. Of the 5,000,000 shares of authorized but unissued Preferred Stock, $1.00 par value ("Preferred Stock") of the Corporation, one thousand two hundred fifty (1,250) shares shall be designated and known as Series A Convertible Preferred Stock, par value $1.00 per share ("Series A Convertible Preferred Stock"). Seven hundred fifty (750) of such shares shall be issued and outstanding on the date (the "Original Issuance Date") this resolution is filed with the Hawaii Department of Commerce and Consumer Affairs and is made part of the Corporation's Articles of Incorporation or such later date as such shares are issued and paid for pursuant to Section 2.1(a) of that certain Convertible Preferred Shares and Warrant Purchase Agreement dated as of March 1, 1999 among the Corporation and the other persons signatory thereto (the "Purchase Agreement"). An additional five hundred (500) of such shares shall be issued and outstanding on the date (the "Deferred Issuance Date") that such shares are issued and paid for in accordance with Section 2.1(c) of the Purchase Agreement.

     2.    VOTING.

         (a) Unless required by law, no holder of any shares of Series A Convertible Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or any written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Corporation for their action or consideration. Notwithstanding the foregoing, the Corporation shall provide each holder of record of Series A Convertible Preferred

Stock with timely notice of every meeting of stockholders of the Corporation and shall provide each holder with copies of all proxy materials distributed in connection therewith.

         (b) So long as shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Hawaii General Corporation
Law) of the holders of at least a majority in interest of the then outstanding shares of Series A Convertible Preferred Stock:

              (i) alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock;

              (ii) create any new class or series of capital stock having parity with or a preference over the Series A Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation ("Senior Securities") or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series A Convertible Preferred Stock;

              (iii) increase the authorized number of shares of Series A Convertible Preferred Stock; or

              (iv) do any act or thing not authorized or contemplated by this resolution which would result in taxation of the holders of shares of the Series A Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         In the event holders of at least a majority in interest of the then outstanding shares of Series A Convertible Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock, pursuant to subsection (b) above, so as to affect the Series A Convertible Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Convertible Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert any and all shares of then held Series A Convertible Preferred Stock pursuant to the terms of this Certificate of Designation as in effect prior to such alteration or change, or else to continue to hold their shares of Series A Convertible Preferred Stock.

     3.  DIVIDENDS.

         The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, before any cash dividend shall be declared and paid upon or set aside for the Common Stock in any fiscal year of the Corporation, out of funds legally available for that purpose, cumulative dividends payable in cash or Common Stock (at the sole election of the Corporation) in an amount per share for such fiscal year equal to $40.00. Such dividends shall be payable quarterly on May 31, August 31, November 30 and February 28 of each year. In the event that the Corporation shall elect to pay any such dividend payment in the form of Common Stock, such Common Stock shall be valued at the Market Price on the dividend payment date, as defined in
Section 5 below.

     4. LIQUIDATION. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidating Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation other than Senior Securities upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Convertible Preferred Stock shall have received the Liquidation Preference (as defined in Section 4(c)) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Convertible Preferred Stock and holders of securities ranking pari passu as to preference upon liquidation with the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Convertible Preferred Stock and such pari passu securities shall be distributed ratably among such shares in proportion to the ratio that that Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

         (a) At the option of each holder, the sale, conveyance of disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series or related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other person or persons when the Corporation is not the survivor shall be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to such transaction an amount equal to the Liquidation Preference with respect to each outstanding share of Series A Convertible Preferred Stock held by such holder in accordance with and subject to the terms of this Section 4.

         (b) The Liquidation Preference shall be the Stated Value of $1,000 per share of Series A Convertible Preferred Stock plus all accrued but unpaid dividends.

     5. OPTIONAL CONVERSION. The holders of shares of Series A Convertible Preferred Stock shall have the following conversion rights:

         (a) RIGHT TO CONVERT; CONVERSION PRICE. Subject to the terms, conditions, and restrictions of this Section 5, the holder of any shares of Series A Convertible Preferred Stock shall have the right to convert each such share of Series A Convertible Preferred Stock (except that upon any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Convertible Preferred Stock) into an amount of shares of Common Stock equal to the Stated Value of such share or shares of Series A Convertible Preferred Stock divided by (i) the average of the three lowest closing bid prices, as reported by Bloomberg L.P., on the principal market for the Corporation's Common Stock based on trading volume (the "Principal Market") during the period of 22 consecutive trading days ending with the last trading day prior to the date of conversion (the "Conversion Date") (the "Market Price"), after (ii) discounting the Market Price by 20% to determine the conversion price (the "Conversion Price"); provided, however, that in no event shall the Conversion Price be greater than $4.00 per share of Common Stock; and, provided further, that until the Deferred Issuance Date, the Conversion Price shall be $3.00 per share of Common Stock. To illustrate, following the Deferred Issuance Date, if the Market Price as of the Conversion Date is $6.00 and 100 shares of Series A Convertible Preferred Stock are being converted, the Stated Value for which would be $100,000, then the Conversion Price shall be $4.80 per share of Common Stock ($6.00 x .80), whereupon the Stated Value of $100,000 of Series A Convertible Preferred Stock would entitle the holder thereof to convert the 100 shares of Series A Convertible Preferred Stock into 20,833 shares of Common Stock ($100,000 divided by $4.80 equals 20,833). In addition, if the Conversion Price on any Conversion Date is less than $4.00, then the Corporation shall have the option, prior to receipt of a Conversion Notice from the holder and upon prior written notice to the holder, to pay the holder in shares of Common Stock as set forth above, or else in cash in an amount equal to (i) the closing price (or closing ask price, if the closing price is not reported) on the Principal Market on the day prior to the Conversion Date multiplied by (ii) the number of shares of Common Stock which would otherwise be issuable to the holder upon such conversion, or any combination of cash and Common Stock. If notice of the Corporation's election to pay the holder in cash is not received by the holder prior to the receipt by the Corporation of a Conversion Notice, the Corporation shall pay the holder in shares of Common Stock. Unless the Corporation shall have obtained the approval of its voting stockholders to such issuance in accordance with the rules of the Principal Market, the Corporation shall not issue shares of Common Stock upon conversion of any shares of Series A Convertible Preferred Stock if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation upon conversion of or as dividends on shares of the Series A Convertible Preferred Stock together with any shares of Common Stock previously issued upon exercise of the Stock Purchase Warrants issued by the Corporation on the Original Issuance Date to the original purchasers of the Series A Convertible Preferred Stock, would exceed 19.9% of the number of shares of the Corporation's Common Stock which were issued and outstanding on the Original Issuance Date. The Corporation covenants with the holders that it shall present such matter to a meeting of its stockholders to be held no later than June 10, 1999, with the recommendation of its Board of Directors that such proposal be approved. In the event that the Corporation has not obtained stockholder approval of such issuance by June 10, 1999 (or such later date as an issuance in excess of 19.9% would occur), the Corporation shall honor such conversion request (resulting in an issuance in excess of 19.9%) in cash in accordance with the next previous sentence, irrespective of the Conversion Price.

         (b) CONVERSION DATE. The holder of any shares of Series A Convertible Preferred Stock may convert: (i) until the Deferred Issuance Date, any or all of the outstanding shares of Series A Convertible Preferred Stock held by such holder; provided however, that any such conversion shall be at a Conversion Price of $3.00 per share; and (ii) after the Deferred Issuance Date and (A) within 90 days of the Original Issuance Date, 25% of the total amount of shares of Series A Convertible Preferred Stock purchased by such holder from the Corporation (or such greater amount as may have been converted pursuant to the immediately preceding clause (i)); provided however, that any such conversion made shall be at a Market Price no lower than the Market Price on the Original Issuance Date, and in no event at a Market Price lower than $3.00 per share; (B) within 120 days after the Original Issuance Date, 50% of the total amount of shares of Series A Convertible Preferred Stock purchased by such holder from the Corporation (or such greater amount as may have been converted pursuant to the immediately preceding clause (i)); (C) within 150 days after the Original Issuance Date, 75% of the total amount of shares of Series A Convertible Preferred Stock purchased by such holder from the Corporation; and (D) within 180 days after the Original Issuance Date, 100% of the total amount of shares of Series A Convertible Preferred Stock purchased by such holder from the Corporation.

              (i) The holder shall not have the right, and the Company shall not have any obligation, to convert all or any portion of the Series A Convertible Preferred Stock if and to the extent that the issuance to the holder of Common Shares upon such conversion would result in the holder being deemed the "beneficial owner" of more than 9.9% of the then outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a holder from being deemed the beneficial owner of more than 9.9% of the then outstanding shares of Common Stock, then the Corporation shall redeem so many of such holder's shares of Series A Convertible Preferred Stock pursuant to Section 7(a) hereof as are necessary to cause such holder to be deemed the beneficial owner of not more than 9.9% of the then outstanding shares of Common Stock.

         (c) NOTICE OF CONVERSION. The right of conversion shall be exercised by the holder thereof by giving written notice (the "Conversion Notice") to the Corporation, by facsimile or by registered mail or overnight delivery service, with a copy by facsimile to the Corporation's then transfer agent for its Common Stock, as designated by the Corporation from time to time, that the holder elects to convert a specified number of shares of Series A Convertible Preferred Stock representing a specified Stated Value thereof into Common Stock and, if such conversion will result in the conversion of all of such holder's shares of Series A Convertible Preferred Stock, by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in the Conversion Notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The Conversion Notice shall include therein the Stated Value of shares of Series A Convertible Preferred Stock to be converted, and a calculation (i) of the Market Price, (ii) the Conversion Price, and (iii) the number of shares of Common Stock to be issued in connection with such conversion.

         (d) ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly, but in no event more than three business days, after the receipt of the Conversion Notice referred to in Section 5(c) and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted (if required), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which such shares of Series A Convertible Preferred Stock are converted. To the extent permitted by law, such conversion shall be deemed to have been effected on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified in such Conversion Notice, which must be during the calendar day of such notice, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. Issuance of shares of Common Stock issuable upon conversion which are requested to be registered in a name other than that of the registered holder shall be subject to compliance with all applicable federal and state securities laws.

              (i) The Corporation understands that a delay in the issuance of the shares of Common Stock beyond three business days could result in economic loss to the holder. As compensation to the holder for such loss, the Corporation agrees to pay late payments to the holder for late issuance of shares of Common Stock upon conversion in accordance with the following schedule (where "NO. BUSINESS DAYS LATE" is defined as the number of business days beyond three (3) business days from the date of receipt by the Corporation of the Conversion Notice):

                                              Late Payment For Each
                                         $5,000 of Liquidation Preference
     No. Business Days Late                   Amount Being Converted
--------------------------------     -----------------------------------------
               1                                       $100
               2                                       $200
               3                                       $300
               4                                       $400
               5                                       $500
               6                                       $600
               7                                       $700
               8                                       $800
               9                                       $900
              10                                     $1,000


                                              Late Payment For Each
                                         $5,000 of Liquidation Preference
     No. Business Days Late                   Amount Being Converted
--------------------------------     -----------------------------------------
              >10                      $1,000 + $200 for each Business Day
                                               Late beyond 10 days


The Corporation shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit holder's right to pursue injunctive relief and/or actual damages for the Corporation's failure to issue and deliver Common Stock to the holder. Furthermore, in addition to any other remedies which may be available to the holder, in the event that the Corporation fails for any reason to effect delivery of such shares of Common Stock within five business days the date of receipt of the Conversion Notice, the holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation whereupon the Corporation and the holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice.

              (ii) If, at any time (a) the Corporation challenges, disputes or denies the right of the holder to effect the conversion of the Series A Convertible Preferred Stock into Common Shares or otherwise dishonors or rejects any Conversion Notice delivered in accordance with this Section 5 or
(b) any third party who is not and has never been an Affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of the holder hereof to effect the conversion of the Series A Convertible Preferred Stock into Common Shares, then the holder shall have the right, by written notice to the Corporation, to require the Corporation to promptly redeem the Series A Convertible Preferred Stock for cash at a redemption price equal to one hundred twenty percent (120%) of the Stated Value thereof (the "Mandatory Purchase Amount"). Under any of the circumstances set forth above, the Corporation shall be responsible for the payment of all costs and expenses of the holder, including reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the holder).

              (iii) The holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under 11 U.S.C.
Section 101 ET SEQ. (the "Bankruptcy Code"). In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C.
Section 362 in respect of the holder's conversion privilege. The Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. Section 362 in respect of the conversion of the Series A Convertible Preferred Stock. The Corporation agrees, without cost or expense the holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. Section 362.

         (e) FRACTIONAL SHARES. No fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock. All fractional shares shall be rounded up to the nearest whole share.

         (f) REORGANIZATION OR RECLASSIFICATION. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, or, in the case of any consolidation, merger or mandatory share exchange of the Corporation into any other company, then, as a condition of such reorganization, reclassification or exchange, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization, reclassification or exchange not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion rights) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

         (g) ADJUSTMENTS FOR SPLITS, COMBINATIONS, ETC. The Conversion Price and the number of shares of Common Stock into which the Series A Convertible Preferred Stock shall be convertible shall be adjusted for stock splits, stock dividends, combinations or other similar events. No adjustment to the Conversion Price will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to exercise for fair value of options, warrants or restricted stock.

     6.   MANDATORY CONVERSION.

         (a) MANDATORY CONVERSION DATE. If on or after March 1, 2001 (such date as selected by the Corporation being the "Mandatory Conversion Date"), there remain issued and outstanding any shares of Series A Convertible Preferred Stock, then the Corporation shall be entitled to require all (but not less than all) holders of shares of Series A Convertible Preferred Stock then outstanding to convert their shares of Series A Convertible Preferred Stock into shares of Common Stock or, at the option of the Corporation, to buy out all such holders in cash, at the then effective Conversion Price pursuant to Section 5(a). The Corporation shall provide written notice (the "Mandatory Conversion Notice") to the holders of shares of Series A Convertible Preferred Stock of such mandatory conversion or such mandatory buy-out. The Mandatory Conversion Notice shall include (i) the Stated Value of the shares of Series A Convertible Preferred Stock to be converted or bought out, (ii) the Conversion Price at the Mandatory Conversion Date, and
(iii) the number of shares of the Corporation's Common Stock to be issued (or the amount of cash to be paid in the event of a buy-out) upon such mandatory conversion or such mandatory buy-out at the then applicable Conversion Price. Notwithstanding the foregoing, in no event shall the Corporation convert that portion of the Series A Convertible Preferred Stock to the extent that the issuance of Common Stock upon the conversion of such Series A Convertible Preferred Stock, when combined with shares of Common Stock received upon other conversions of Series A Convertible Preferred Stock by such holder and any other holders of Series A Convertible Preferred Stock or upon exercise of the Stock Purchase Warrants referred to in Section 5(a), would exceed 19.9% of the Common Stock outstanding on the Original Issuance Date (unless stockholder approval has been obtained as described in Section 5(a)), or as to any individual holder, make such holder the beneficial owner of 9.9% or more of the Company's then-outstanding Common Stock.

         (b) SURRENDER OF CERTIFICATES. On or before the Mandatory Conversion Date, each holder of shares of Series A Convertible Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such Mandatory Conversion Notice (or an affidavit of lost certificate in form and content reasonably satisfactory to the Corporation), and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled or, in the event of a buy-out by the Corporation, the amount of cash such holder is entitled within three business days. On the Mandatory Conversion Date, all rights with respect to the Series A Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate. All certificates evidencing shares of Series A Convertible Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof, from and after the Mandatory Conversion Date, shall be deemed to have been retired and cancelled, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Series A Convertible Preferred Stock accordingly.

     7.   REDEMPTION OF SERIES A CONVERTIBLE PREFERRED STOCK.

         (a) RIGHT TO REDEEM SERIES A CONVERTIBLE PREFERRED STOCK. At any time, and from time to time, so long as the Market Price on the date of the Redemption Notice does not exceed 150% of the Market Price on the Original Issuance Date, the Corporation may, in its sole discretion, but shall not be obligated to, redeem, in whole or in part, the then issued and outstanding shares of Series A Convertible Preferred Stock, at a price equal to (i) 110% of the Stated Value, plus all accrued but unpaid dividends, if the Redemption Date is within 122 days of the Original Issuance Date; (ii) 115% of the Stated Value, plus all accrued but unpaid dividends, if the Redemption Date is more than 122 days but less than or equal to 244 days from the Original Issuance Date; and (iii) 120% of the Stated Value, plus all accrued but unpaid dividends, if the Redemption Date is more than 244 days from the Original Issuance Date.

         (b) NOTICE OF REDEMPTION. The Corporation shall provide each holder of record of the Series A Convertible Preferred Stock being redeemed with written notice of redemption (the "Redemption Notice") not less than 10 days prior to any date stipulated by the Corporation for the redemption of the Series A Convertible Preferred Stock (the "Redemption Date"). The Redemption Notice shall contain (i) the Redemption Date, (ii) the number of shares of Series A Convertible Preferred Stock to be redeemed from the holder to whom the Redemption Notice is delivered, (iii) instructions for surrender to the Corporation of the certificate or certificates representing the shares of Series A Convertible Preferred Stock to be redeemed, and (iv) a procedure for the holder to specify the number of shares of Series A Convertible Preferred Stock to be converted into Common Stock pursuant to Section 5, subject to the limitation set forth in Section 7(c).

         (c) RIGHT TO CONVERT SERIES A CONVERTIBLE PREFERRED STOCK UPON RECEIPT OF REDEMPTION NOTICE. Upon receipt of the Redemption Notice, the recipient thereof shall have the option, at its sole election, to specify what portion of the Series A Convertible Preferred Stock called for redemption in the Redemption Notice shall be redeemed as provided in this
Section 7 or converted into Common Stock in the manner provided in Section 5 and limited to those shares which would otherwise be convertible pursuant to
Section 5(b). If the holder of the Series A Convertible Preferred Stock called for redemption elects to convert any of such shares then eligible for conversion, then such conversion shall take place on the Conversion Date specified by the holder, but in no event after the Redemption Date, in accordance with the terms of Section 5.

         (d) SURRENDER OF CERTIFICATES; PAYMENT OF REDEMPTION PRICE. On or before the Redemption Date, each holder of the shares of Series A Convertible Preferred Stock to be redeemed shall surrender the required certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon payment to the holder of the Redemption Price, each such surrendered certificate shall be cancelled and retired. If payment of such redemption price is not made in full by the Redemption Date the Holder shall again have the right to convert the Series A Convertible Preferred Stock as provided in Section 5 hereof. If a certificate is surrendered and all the shares evidenced thereby are not being redeemed, the Corporation shall issue new certificates to be registered in the names of the person(s) whose name(s) appear(s) as the owners on the respective surrendered certificates and deliver such certificate to such person(s).

     8.   NOTICES. In case at any time:

         (a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

         (b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

         (c) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

         (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by telex or facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to each holder of any shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least five (5) business days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least five (5) business days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

     9. STOCK TO BE RESERVED. The Corporation, upon the effective date of this resolution, has a sufficient number of shares of Common Stock available to reserve for issuance upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued, fully paid and non-assessable. The Corporation will take all such action as may be so taken without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed to have a sufficient number of authorized but unissued shares of Common Stock to issue upon conversion of the Series A Convertible Preferred Stock. The Corporation will not take any action which results in any adjustment of the conversion rights if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Articles of Incorporation, as amended.

     10. NO REISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK. Shares of Series A Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

     11. ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holder for any United States issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

     12. CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Series A Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series A Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

     13. DEFINITIONS. As used in this resolution, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, no par value, as constituted on the date of filing of this resolution, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this resolution, or in case of any reorganization, reclassification, or stock split of the outstanding shares thereof, the stock, securities or assets provided for in Subparagraph 5(f) and (g). Any capitalized terms used in this resolution but not defined herein shall have the meanings assigned to them in the Purchase Agreement. A copy of the Purchase Agreement will be provided to any stockholder of the Corporation upon request to the Secretary of the Corporation, without charge.

     14. LOSS, THEFT, DESTRUCTION OF PREFERRED STOCK. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing shares of Series A Convertible Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A Convertible Preferred Stock certificate, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates for Series A Convertible Preferred Stock, new certificates for Series A Convertible Preferred Stock of like tenor. The Series A Convertible Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 14 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statue existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

     15. WHO DEEMED ABSOLUTE OWNER. The Corporation may deem the person in whose name the Series A Convertible Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Convertible Preferred Stock for the purpose of conversion of the Series A Convertible Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series A Convertible Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

     16. REGISTER. The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock, for the registration of the Series A Convertible Preferred Stock. Upon any transfer of the Series A Convertible Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Series A Convertible Preferred Stock register.

     17. WITHHOLDING. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Convertible Preferred Stock.

     18. HEADINGS. The headings of the Sections of this resolution are inserted for convenience only and do not constitute a part of this resolution.

     IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent as of the date first above written.

                                                 -------------------------------
                                                 Marcus Bender

                                                 -------------------------------
                                                 Brian Barbata

                                                 -------------------------------
                                                 Michael Chagami

                                                 -------------------------------
                                                 Keijiro Sorimachi